Exhibit 99.9

[             ], 2021

Dear Shareholder and/or Optionholder of Telesat Canada:

As previously announced, on November 23, 2020, Telesat Canada (“Telesat”) entered into a Transaction Agreement and Plan of Merger (as it may be amended from time to time, the “Transaction Agreement”) with Loral Space & Communications Inc. (“Loral”), Telesat Corporation (“Telesat Corporation”), Telesat Partnership LP (“Telesat Partnership”), Telesat CanHold Corporation, Lion Combination Sub Corporation, Public Sector Pension Investment Board (“PSP Investments”) and Red Isle Private Investments Inc. (“Red Isle”).

The Transaction Agreement provides that, among other things and subject to the terms and conditions therein, on the first business day on which the closing occurs, holders of Non-Voting Participating Preferred Shares of Telesat as defined in the Telesat Articles (the “Telesat Non-Voting Participating Preferred Shares”) who have executed a contribution agreement will contribute all of the Telesat Non-Voting Participating Preferred Shares held by such holder to Telesat Corporation in exchange for (x) a number of newly issued Class A common share of Telesat Corporation if such holder can demonstrate he, she or it is Canadian (as such term is defined in the Investment Canada Act), otherwise newly issued Class B common shares of Telesat Corporation equal to the number of Telesat Non-Voting Participating Preferred Shares contributed multiplied by 0.4136 (the “Telesat-to-Telesat Corporation Exchange Ratio”), which is the same ratio applied to the Telesat Non-Voting Participating Preferred Shares contributed by PSP Investments, and (y) $0.01 per Telesat Non-Voting Participating Preferred Share. The Telesat-to-Telesat Corporation Exchange Ratio may be adjusted pursuant to the terms of the Transaction Agreement. The form of contribution agreement is attached as Annex C to the attached proxy statement/prospectus.

In addition, the Transaction Agreement provides that, among other things and subject to the terms and conditions therein, on the second business day on which the closing occurs, holders of options to purchase Telesat Non-Voting Participating Preferred Shares (“Telesat Options”), tandem stock appreciation rights accompanying certain Telesat Options (“Telesat Tandem SARs”) and/or restricted stock units (“Telesat RSUs”) that represent the right to receive Telesat Non-Voting Participating Preferred Shares who have executed an exchange agreement will exchange such instruments for corresponding instruments in Telesat Corporation with the same vesting terms and conditions. The form of exchange agreement is attached as Annex D to the attached proxy statement/prospectus.

The board of directors of Telesat has unanimously authorized and approved the execution, delivery and performance of the Transaction Agreement by Telesat. In addition, Loral, PSP Investments and certain of their respective affiliates approved the Transaction Agreement and the transactions contemplated thereby pursuant to the terms of the Telesat shareholders agreement. As such, no further approval by Telesat shareholders is required to consummate the integration transaction (which otherwise remains subject to the satisfaction or waiver of customary closing conditions).

The number of Telesat Non-Voting Participating Preferred Shares, Telesat Options, Telesat SARs and Telesat RSUs that you own is set forth in Exhibit A. To agree to exchange your Telesat Non-Voting Participating Preferred Shares (if applicable) upon consummation of the transactions contemplated by the Transaction Agreement, please execute the signature page to the contribution agreement attached hereto as Exhibit B. To agree to exchange your Telesat Options, Telesat Tandem SARs and/or Telesat RSUs (as applicable) upon consummation of the transactions contemplated by the Transaction Agreement, please execute the signature page to the exchange agreement attached hereto as Exhibit C. If you are Canadian, please also complete the Declaration of Canadian Status attached hereto as Exhibit D.

The accompanying document in Exhibit E constitutes a proxy statement for the virtual annual general meeting of Loral stockholders to be held on [                    ], 2021 and the prospectus of Telesat Corporation for its Telesat Corporation Common Shares to be issued to the Loral stockholders and other shareholders of Telesat upon consummation of the integration transaction and the prospectus of Telesat Partnership for its Telesat Partnership Units to be issued in connection with the consummation of the integration transaction.

For a discussion of risk factors that you should consider in evaluating the integration transaction, see the section entitled, “Risk Factors” beginning on page 31 of the attached proxy statement/prospectus.

By returning the executed signature page(s), you are agreeing to be bound by the terms of the contribution agreement and/or exchange agreement (as applicable), including the appointment of Telesat Corporation as your lawful agent and attorney-in-fact, and consenting to the contribution or exchange of all of the Telesat Non-Voting Participating Preferred Shares, Telesat Options, Telesat Tandem SARs and Telesat RSUs that you own in connection with the closing of the integration transaction, subject to the terms and conditions of the contribution agreement and/or the exchange agreement (as applicable). If you do not return your executed signature page(s) to the contribution agreement and/or exchange agreement, the Telesat Non-Voting Participating Preferred Shares, Telesat Options, Telesat Tandem SARs and Telesat RSUs that you own will not be exchanged for the consideration described above upon the closing of the integration transaction and you will continue to hold such Telesat Non-Voting Participating Preferred Shares, Telesat Options, Telesat Tandem SARs and Telesat RSUs at Telesat, which, upon the closing of the integration transaction, will be an indirect subsidiary of Telesat Corporation and whose securities will not trade publicly. Notwithstanding the foregoing, if the Transaction Agreement terminates without the closing of the integration transaction having occurred, the contribution agreement and the exchange agreement will automatically terminate and be of no further force or effect and the contribution or exchange of the Telesat Non-Voting Participating Preferred Shares, Telesat Options, Telesat Tandem SARs and Telesat RSUs that you own will be abandoned.

We urge you to read the attached proxy statement/prospectus carefully and in its entirety.

Sincerely,

/s/ Daniel S. Goldberg
Daniel S. Goldberg
President and Chief Executive Officer

Exhibit A

Telesat Non-Voting Participating Preferred Shares

Number of Telesat Non-Voting Participating Preferred Shares	Certificate Number

Telesat Options / SARs

Number of Options	Number of Tandem SARs	Exercise Price Per Option (CAD $)

Telesat RSUs

Number of Telesat RSUs

Exhibit B

CONTRIBUTOR:

[[____________________]]

Address:

Number of Telesat Non-Voting Participating Preferred Shares: [ ]

Exhibit C

[OPTIONHOLDER]

Optionholder Address:

Exhibit D

DECLARATION OF CANADIAN STATUS
TELESAT CORPORATION

Pursuant to the Articles of Telesat Corporation, Class A common of Telesat Corporation (the “Class A Common Shares”) may only be beneficially owned or controlled, directly or indirectly, by Canadians (as defined in the Investment Canada Act and as set forth in Appendix A). The Class A Common Shares are automatically converted into Class B common of Telesat Corporation in the event they are or become beneficially owned and controlled, directly or indirectly, by a Non-Canadian (as defined in Appendix A).

The undersigned hereby certifies and declares that, upon the acquisition of shares of Telesat Corporation:

(a)	☐ it will be the holder and the beneficial owner and will have control (as defined in Appendix A) of the shares of Telesat Corporation; or

(b)	☐ it will be either of the holder (including an agent or a nominee) or the beneficial owner or it will have control of the shares of Telesat Corporation.

(c)	the beneficial owner and each person who shall have control of the shares of Telesat Corporation is a Canadian (as defined in Appendix A).

This Declaration of Canadian Status is made conscientiously believing it to be true and knowing that it is of the same force and effect as if made under oath and given by virtue of the Canada Evidence Act.

DECLARED this ____ day of ______________________.

[name of entity or person]

By:
Name:
Title:

APPENDIX A

DEFINITIONS AND INTERPRETATIONS

For purposes of this Declaration of Canadian Status, the following definitions and interpretations shall apply:

Definitions:

“Canadian” means, as defined in the Investment Canada Act,

(a)	a Canadian citizen;

(b)	a permanent resident within the meaning of subsection 2(1) of the Immigration and Refugee Protection Act who has been ordinarily resident in Canada for not more than one year after the time at which he or she first became eligible to apply for Canadian citizenship;

(c)	a Canadian government, whether federal, provincial or local, or an agency thereof; or

(d)	an entity that is Canadian-controlled, as determined under subsection 26(1) or (2) and in respect of which there has been no determination made under any of subsections 26(2.1), (2.11) and (2.31) or declaration made under subsection 26(2.2) or (2.32).

“Canadian-controlled” means, for purposes of the definition of Canadian and as set forth in Section 26(1) or (2) of the Investment Canada Act,

(1)	subject to subsections 26(2.1) to (2.2), (2.31) and (2.32) of the Investment Canada Act,

(a)	where one Canadian or two or more members of a voting group who are Canadians own a majority of the voting interests of an entity, it is a Canadian-controlled entity;

(b)	where paragraph (a) does not apply and one non-Canadian or two or more members of a voting group who are non-Canadians own a majority of the voting interests of an entity, it is not a Canadian-controlled entity;

(c)	where paragraphs (a) and (b) do not apply and a majority of the voting interests of an entity are owned by Canadians and it can be established that the entity is not controlled in fact through the ownership of its voting interests by one non-Canadian or by a voting group in which a member or members who are non-Canadians own one-half or more of those voting interests of the entity owned by the voting group, it is a Canadian-controlled entity; and

(d)	where paragraphs (a) to (c) do not apply and less than a majority of the voting interests of an entity are owned by Canadians, it is presumed not to be a Canadian-controlled entity unless the contrary can be established by showing that

i.	the entity is controlled in fact through the ownership of its voting interests by one Canadian or by a voting group in which a member or members who are Canadians own a majority of those voting interests of the entity owned by the voting group, or

ii.	in the case of an entity that is a corporation or limited partnership, the entity is not controlled in fact through the ownership of its voting interests and two-thirds of the members of its board of directors or, in the case of a limited partnership, two-thirds of its general partners, are Canadians.

(2)	Subject to subsections 26(2.1) to (2.2), (2.31) and (2.32) of the Investment Canada Act, if it can be established that a trust is not controlled in fact through the ownership of its voting interests, subsection (1) does not apply, and the trust is a Canadian-controlled entity if two-thirds of its trustees are Canadians.

(3)	Where two persons own equally all of the voting shares of a corporation and at least one of them is non-Canadian, the corporation is not a Canadian controlled entity.

“control” means control in any manner that results in control in fact, whether directly through the ownership of securities or indirectly through a trust, an agreement or arrangement, the ownership of any body corporate or otherwise.

“entity” means a corporation, partnership, trust or joint venture.

"Non-Canadian" means a person who is not a Canadian for purposes of the Investment Canada Act.

"permanent resident" shall have the meaning ascribed to it in subsection 2(1) of the Immigration and Refugee Protection Act (Canada), namely a person who has acquired permanent resident status and has not subsequently lost that status.

Exhibit E

[See attached]